Exhibit 10.4

Vapor Corp.

3001 Griffin Road,

Dania Beach, Florida 33312

June 19, 2015

To the Investors Identified on Exhibit A

Re:	Vapor Corp. -
Securities Purchase Agreement dated November 14, 2014

Gentlemen:

The purpose of this letter agreement is to outline and confirm our prior discussions. Within this letter agreement we will be referencing the Securities Purchase Agreement dated as of November 14, 2014 (the “2014 Agreement”) and the Securities Purchase Agreement dated as of March 3, 2015 (the “2015 Agreement”), between Vapor Corp., a Delaware corporation (“the Company”), you and other investors. While your agreement under this letter agreement is limited to the 2014 Agreement, it is only effective if (i) sufficient investors sign this letter agreement agreeing to amend the 2014 Agreement pursuant to Section 5.5 thereof, and (ii) sufficient investors sign similar letter agreements agreeing to amend the 2015 Agreement pursuant to Section 5.5 thereof. The letter agreements provided to the investors under the 2015 Agreement will be substantively similar to this letter agreement. The number of shares of the Company’s common stock and warrants issuable upon effectiveness of this letter agreement to each investor under either the 2014 Agreement or the 2015 Agreement shall vary and be pro rata based upon a fraction in which the numerator is the amount such investor invested under the 2014 Agreement or 2015 Agreement, as applicable, and the denominator is the total gross proceeds received by the Company under the 2014 Agreement and the 2015 Agreement (“Pro Rata Basis”) except as indicated on Exhibit A. The actual number of shares of common stock and warrants issuable to you is set forth on Exhibit A. The warrants shall be exercisable at the greater of (i) the closing price of the Company’s common stock as of the date of this letter agreement and (ii) $0.505. The exercise price will be modified in connection with stock splits, stock dividends, combinations and similar events. The warrant exercise price will be subject to standard lower price issuance anti-dilution adjustment, subject to shareholder approval. The form of warrant is annexed as Exhibit B. The holders of the Common Stock and the warrants (and the investors receiving shares of Common Stock and warrants under the 2015 Agreement) are granted the registration rights described in the form of Registration Rights Agreement annexed hereto as Exhibit C, with respect to the Common Stock and the warrant shares issuable upon exercise of such warrants.

You acknowledge that you are still an accredited investor under Regulation D of the Securities Act of 1933 and that you are acquiring the shares of common stock and warrants for investment and not with a view to distribution.

The amendments agreed to in this letter agreement shall apply only as long as the Company’s common stock trades on the Nasdaq Stock Market or the New York Stock Exchange (including the NYSE MKT), or any successors to these national securities exchanges (any, a “Stock Exchange”) and further provided no action permitted to be taken pursuant to this letter agreement or otherwise results in a delisting from the principal Stock Exchange for the common stock. Provided, however, that any future delisting shall not affect any completed issuances of Common Stock or Common Stock Equivalents pursuant to this letter agreement.

In filing the Company’s Form S-3 with the Securities and Exchange Commission on April 17, 2015, (the “April S-3”), we did not include the Common Stock issued and issuable pursuant to the November 2014 Agreement as required because the March 3rd agreement precluded us from doing so. Accordingly, you hereby waive any breach of your registration rights solely as to the April S-3.

We have attached as Exhibits D and E, respectively, two non-binding documents, an Engagement Agreement with Dawson James Securities, Inc. (“Dawson”) dated May 7, 2015 and a Term Sheet with Redwood Management, LLC dated May 26, 2015 (“Redwood”), which Redwood offering is expected to close with the sale of $1,750,000 of principal value of Debentures (the “Amended Redwood Offering”). You hereby waive your current rights (prior to execution of this letter agreement) if the Company closes the Dawson offering or Other Public Offering as defined, and/or the Amended Redwood Offering. Provided, however, if the proposed Dawson offering does not close, your waiver includes approval of a marketed registered public offering on the same substantive terms as the Dawson engagement letter with a substitute underwriter, which offering will be subject to this letter agreement including the conditions described below (“Other Public Offering”).

Additionally, we acknowledge the provision of Section 4.13 of the 2014 Agreement, which precludes the Company from issuing Common Stock and Common Stock Equivalents at an effective price per share of common stock less than the higher of the Conversion Price or Warrant Exercise Price in effect as of the time of the potential lower price issuance (all capitalized terms as defined in the 2014 Agreement). The restriction inhibits the Company from raising capital necessary to meet its working capital needs. Accordingly, you hereby agree to permanently waive any rights that you have with regards to such covenants, provided that the conversion price and exercise price of any Common Stock, Common Stock Equivalents and derivative securities issued in or in connection with such issuances (after taking into account original issue discounts, other discounts, ratchet rights, etc.) are not less than $0.50 per share, subject to equitable adjustment for stock splits, dividends and similar events (the “Floor Price”). By way of example, issuance of $1 million of 5% original issue discount notes convertible at $0.50 per share shall result in the Floor Price being reduced to $.475 per share. This is derived by dividing the cash received by the Company ($950,000) by the number of shares issuable under the note (2,000,000). Issuances by the Company of Common Stock and Common Stock Equivalents at prices less than the Floor Price, with respect only to the Dawson public offering and Other Public Offering described above, (such reduced Floor Price shall be known as the “Reduced Share Price”), shall be permitted provided the Company shall issue additional shares of Common Stock to investors under both the 2014 and 2105 Agreements as reflected on Exhibit F with the number of shares deliverable to each investor based upon the above pro rata allocation. Such issuances, if required, must be made contemporaneously with the closing under the Dawson public offering or Other Public Offering, as the case may be. The Conversion Price of the Notes and Exercise Price of the Warrants and the warrants issued in connection with this letter agreement, outstanding on the occurrence of such future issuances at the Reduced Share Price shall be reduced (and under no circumstances increased) with respect to the Dawson public offering or Other Public Offering to be equal to the Reduced Share Price, subject to a floor price of $0.20 per share. Under no circumstances may the Floor Price be reduced to less than $0.20 per share. If the Rules of the Nasdaq Capital Market applicable to such reduction require the approval of the Company’s shareholders, then the Company will not effectuate such reduction until such shareholder approval has been obtained. In such event, the Company agrees to diligently take all action necessary to obtain such shareholder approval including holding meetings of shareholders as often as possible until such approval is obtained.

The Dawson public offering or Other Public Offering may include warrants similar to those described in the next paragraph without triggering a reduction of the Floor Price. For avoidance of doubt, the issuance or exercise of the warrants described in the next paragraph at an effective price below the Floor Price or even below $0.20 per share shall be permissible under this letter agreement and not cause any adjustment to the securities issued under the 2014 and 2015 Agreements or under this letter agreement, provided such below Floor Price exercise is a result only of the application of the formula set forth in the next paragraph.

Section 4.13 of the 2014 Agreement precludes the Company from entering into Variable Priced Equity Linked Instruments. You hereby agree to amend this provision by permitting the Company to issue warrants containing the following cashless exercise formula (or a substantially similar formula), which cashless exercise formula would otherwise be precluded by Section 4.13 of the 2014 Agreement: “The Company may under certain conditions elect a cashless exercise of the Warrant with respect to the number of shares specified in “A” below for the “Net Number” of shares of Common Stock determined according to the following formula with respect thereto (a “Cashless Exercise”), as follows:

Net Number = (A x B) / C

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = Black Scholes Value (as defined in the Form S-1 filed by the Company on June 1, 2015)

C = the Closing Bid Price of the Common Stock as of two (2) Trading Days prior to the time of such exercise.

Section 4.15 of the 2014 Agreement which precludes the Company from undertaking a reverse or forward split or reclassification for one year except to obtain a listing on a national securities exchange is modified to allow a reverse split in order to retain such listing.

Section 4.17 of the 2014 Agreement provides the Purchasers with the right to participate in Subsequent Financings (all capitalized terms as defined in the 2014 Agreement). You hereby agree to permanently waive such rights.

All per share numbers in this letter agreement are subject to pro rata adjustment and equitable adjustment for stock splits, dividends and similar events.

To the extent that giving effect to the provisions of this letter agreement, including the waivers of certain rights under the 2014 Agreement, would require an amendment of the 2014 Agreement and/or the Transaction Documents by the Purchasers holding at least a majority of the affected Securities outstanding, the 2014 Agreement and the Transaction Documents are hereby amended. All capitalized words and terms not defined have the meaning contained in the 2014 Agreement.

Except as modified above, the terms of the 2014 Agreement remain in full force and effect. This letter agreement shall be governed by the same law, venue, jurisdiction, execution, delivery and enforcement provisions as the 2014 Agreement.

The agreements set forth above shall be null and void unless the Company has obtained the approval from the investors under the 2014 Agreement and 2015 Agreement to effectuate these agreements as described above, on or before June 29, 2015 and within 10 days from the effectiveness of this letter agreement, the Company has delivered to you certificates for the shares of Common Stock, the warrants and the Registration rights Agreement executed by it.

Please sign where indicated below.

Very truly yours,

Jeffrey E. Holman
Chief Executive Officer

AGREED AND ACCEPTED:

[INVESTOR]

By:
,